As filed with the U.S. Securities and Exchange Commission on September 21, 2021

Registration No. 333-229326

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-229326

UNDER

THE SECURITIES ACT OF 1933

New Senior Investment Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	80-0912734
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

55 West 46th Street

New York, New York 10036

(646) 822-3700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated New Senior Investment Group Inc.

Nonqualified Stock Option and Incentive Award Plan

(Full title of the plan)

Carey S. Roberts

Executive Vice President, General Counsel and Ethics & Compliance Officer

Ventas, Inc.

353 N. Clark Street, Suite 3300

Chicago, Illinois 60654

(877) 483-6827

(Name and address, including zip code and telephone number, including area code, of agent for service)

Copy to:

Robin Panovka

Victor Goldfeld

Mark A. Stagliano

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company,” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed by New Senior Investment Group Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (No. 333-229326), filed with the SEC on January 22, 2019, which registered the offering of an aggregate of 27,061,219 shares of common stock, par value $0.01 per share, of the Registrant issuable pursuant to the Amended and Restated New Senior Investment Group Inc. Nonqualified Stock Option and Incentive Award Plan.

On September 21, 2021, pursuant to the Agreement and Plan of Merger, dated as of June 28, 2021, by and among the Registrant, Ventas, Inc., a Delaware corporation (“Ventas”), and Cadence Merger Sub LLC, a Delaware limited liability company and a subsidiary of Ventas (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the merger as a subsidiary of Ventas.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. Accordingly, the Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Kentucky, on September 21, 2021.

NEW SENIOR INVESTMENT GROUP INC.

By:	/s/ Brian K. Wood
	Name:	Brian K. Wood
	Title:	Vice President and Treasurer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.